UT-BATTELLE
OAK RIDGE NATIONAL LABORATORY

UT-Battelle, LLC
Acting under contract DE-AC05-00OR22725
With the U.S. Department of Energy
Internet: http://www.ornl.gov/adm/contracts/index.shtml

Subcontract

Section A - Agreement Form

1. Subcontract Number: 4000141117

2. Solicitation Number:

3. Type of Subcontract: Firm Fixed Price Subcontract

4a. Subcontract Administrator: Lisa Cobb

4b. Email Address: COBBLL@ORNL.GOV

4c. Telephone: 865-576-5470

4d. Fax: 865-241-5557

5. Issued By:
UT-Battelle, LLC
c/o Oak Ridge National Laboratory
P.O. BOX 2008, BLDG. 5300
OAK RIDGE, TN 37831-6050

6. Submit Invoices To:
UT-Battelle, LLC - Accounts Payable
Email pdf file to ornlap@ornl.gov or
Fax to 865-241-1080

7. Name and Address of Seller
Seller Number: 219986
Attn: CHARLES KERNER
AMERICAN CENTRIFUGE OPERATING LLC
6903 ROCKLEDGE DR # 400 2 DEMOCRAC
BETHESDA MD 20817-1872

8. Ship To:
UT Battelle, LLC for the Dept. of Energy
c/o Oak Ridge National Laboratory
1 Bethel Valley Road, Bldg 7001
Oak Ridge TN 37830

Show subcontract number on all packages, B/L, and, if required, invoices.

9. TABLE OF CONTENTS

(X)	Sec.	Description	(X)	Sec.	Description
X	A	Agreement Form	X	F	Performance Period and Payment Information
X	B	Supplies or Services and Prices/Costs	X	G	General Provisions
X	C	Specifications/Statement of Work	X	H	Special Provisions
	D	Delivery, Shipping, Packaging	X	I	List of Attachments
	E	Inspection and Acceptance			

10. Brief Description of Supplies or Services: U.S. Centrifuge Technology Advancement

11. Total Amount of Subcontract: $ 32,289,142.00

12. Seller's Agreement.
Seller agrees to furnish and deliver the items or perform services to the extent stated in this document for the consideration stated in this subcontract. The rights and obligations of the parties to this subcontract are subject to and governed by this document and any documents attached or incorporated by reference.

(X) Seller is required to sign and return a copy of this document. *(Checked if applicable)*

A. Signature of person authorized to sign for Seller: Steven Penrod

B. Name of signer: STEVEN PENROD

C. Title of signer: Vice President, American Centrifuge

D. Date: 3/23/16

13. Award.
UT-Battelle, LLC (Company) agrees to award this Subcontract to Seller. The rights and obligations of the parties to this Subcontract are subject to and governed by this document and any documents attached or incorporated by reference.

UT-Battelle, LLC

A. Signature of person authorized to sign: Thomas Mason

B. Name of signer: Thomas Mason

C. Title of signer: Director/President, CEO ORNL/UT-Battelle

D. Date: 3/23/16

Section B - Supplies or Services and Prices/Costs

B.1 Description
The Seller shall provide all necessary materials, labor, equipment, and facilities (except as specified herein to be furnished by the Company) necessary for the satisfactory and timely performance of the work described in Section C.

B.2 Total Price
The total fixed price of this Agreement is $32,289,142.

B.3 Incremental Funding
This Agreement is incrementally funded. The clause, Limitation of Company's Obligation is incorporated in Section H.

Section C - Specifications/Statement of Work

Section C - Specifications/Statement of Work
U.S. Centrifuge Technology Advancement
February 16, 2016

Task 1: Baseline Report
Seller represents to the Company that it has operated its K-1600 Test Facility in Oak Ridge, Tennessee continuously from October 1, 2015 through the execution date of this Agreement. Such operation has included 24/7 operation of at least one Verification Test Machine (Pathfinder) centrifuge (subject to outages required for regulatory compliance, maintenance and off-normal conditions), periodic operation of additional test stands and related equipment, and the generation and collection of the operational and performance data identified below. Seller further represents to the Company that it has performed centrifuge design research and development work from October 1, 2015 through the execution date of this Agreement. Such design research and development included activities related to Machine Performance, Modeling, Machine Reliability and Cost Improvements and Molecular Pump, as those activities are described in Task 3.0 of this Statement of Work.

Seller shall provide a written, comprehensive technical report, including each of the elements identified below, based upon data that was generated by the operation of the Pathfinder centrifuge(s), test stands and related equipment, and the centrifuge design research and development activities, during the period from October 1, 2015 through February 29, 2016:
Pathfinder Centrifuges
-Total machine-hours operated during the month covered by the report
-Calculated SWU production for each machine
-Data from Machine Instrumentation Package
-Description, results, and analysis of any off-normal conditions, including:
o Listing of failures, if any, or any problems experienced in any centrifuge or centrifuge support equipment
o Potential likely or root causes of any failures and any needed corrective actions will also be identified.
-An assessment of centrifuge machine data that evaluates the performance, condition, and reliability (statements of predicted life) of the centrifuge machines.
-Description of any Test Stand operation during the month covered by the report and the purpose of the test(s)
-Summary of test, engineering and corrective actions required for centrifuge issues
-Summary of engineering support required to keep the K-1600 Test Facility operational
-Any regulatory issues and actions
-A Gantt-chart type schedule showing the beginning and end dates of all major activities and projects, including major tasks and sub-tasks and major project elements.

Centrifuge Design Research and Development

Summaries of technical accomplishments achieved during the period from October 1, 2015 through February 29, 2016, and proposed accomplishments to be achieved during the remainder of the performance period, in each of the following areas:

-Machine Performance: testing, evaluation and demonstration of resolution of the machine performance issue identified during FY15 cascade operations at the Seller's Piketon, Ohio facility, including a description of any issues or concerns identified and/or opportunities for improvement.

-Modeling: technical modeling of machine [and cascade] behaviors and performance, including value engineering activities to investigate the potential for cost savings, operational improvements, and improved designs.

-Machine Reliability and Cost Improvements: investigation of potential design changes that may result in lower machine costs, improved machine reliability, or increased cascade availability.

-Molecular Pump: continued development of the molecular pump, beyond the initial design fabricated and successfully tested in FY15.

The baseline report will be due, via classified e-mail or paper copy, to Company by noon (prevailing Eastern Time) of the tenth business day after execution of this Agreement. Company reserves the right to review and inspect the underlying raw data and research and development results, and to interview Seller staff members with knowledge of the data production and collection and research and development activities during the relevant time period. Company will coordinate any such reviews, inspections and interviews in advance with Seller.

Task 2: Pathfinder Centrifuges

The technical infrastructure at Seller's K-1600 Test Facility in Oak Ridge, Tennessee includes two (2) Verification Test Stands for operating Verification Test Machine (Pathfinder) centrifuges, as well as Gas Test Stands, a Balance Stand and other test equipment. Seller currently operates at least one Verification Test Machine (Pathfinder) centrifuge, which it plans to continue to operate throughout the period of performance (subject to outages required for regulatory compliance, maintenance and off-normal conditions). Seller periodically operates other test stands and related equipment. Seller shall provide the following technical reports utilizing data generated by the operation of the Pathfinder centrifuge(s), test stands and related equipment.

Provide a written, quarterly comprehensive technical report, including the following elements:

Total machine-hours operated during the month covered by the report

Calculated SWU production for each machine

Data from Machine Instrumentation Package

Description, results, and analysis of any off-normal conditions, including:

-Listing of failures, if any, or any problems experienced in any centrifuge or centrifuge support equipment

-Potential likely or root causes of any failures and any needed corrective actions will also be identified.

An assessment of centrifuge machine data that evaluates the performance, condition, and reliability (statements of predicted life) of the centrifuge machines.

Description of any Test Stand operation during the month covered by the report and the purpose of the test(s)

Summary of test, engineering and corrective actions required for centrifuge issues

Summary of engineering support required to keep the K-1600 Test Facility operational

Any regulatory issues and actions

A Gantt-chart type schedule showing the beginning and end dates of all major activities and projects, including major tasks and sub-tasks and major project elements.

Provide a written, monthly summary report (anticipated to not exceed 5 pages for Task 2) including the following elements:

-Regulatory issues or actions

-Total Verification Test Machine operating hours accumulated during the month

-Assessment of the condition of any machines disassembled during the month

-Results from any SWU measurements, and significant changes in operational data beyond expected norms

-Listing of failures and problems experienced in any centrifuge or balance of plant equipment and preliminary root cause(s), if any

-Summary table identifying each test stand and operational mode during the month

-An up-to-date Gantt-chart type schedule showing the beginning and end dates of all major activities and projects, including major tasks and sub-tasks and major project elements.

These monthly and quarterly reports will cover the data collected for a calendar month and be due, via classified e-mail or paper copy, to Company by noon (prevailing Eastern Time) of the fifth business day after the end of the calendar month. Quarterly reports will be required following conclusion of the June 2016 and September 2016 reporting periods. Monthly reports shall not be required for those months when quarterly reports are due.

Task 3: Centrifuge Design Research and Development

Provide written, comprehensive quarterly reports on each of the following research and development activity subtasks, which includes a Gantt-chart type schedule showing the beginning and end dates of all major activities and projects, including major tasks and sub-tasks and major project elements.

Quarterly reports will summarize technical accomplishments achieved during the quarter and proposed accomplishments to be achieved during the next quarter.

Provide a written, monthly summary report (for example, a chart or summary table) for each of the scheduled projects. The chart should indicate the following:

-Schedule performance

-Forecasted completion date
-Schedule items completed during the month
-Issues identified during the month that may impact overall schedule.

Subtask 3.1: Machine Performance
Perform technical analyses to test, evaluate, and demonstrate resolution, using the FY15 proposed solutions, of the machine performance issue identified during historical cascade operations in the Seller's Piketon, Ohio facility. Identify issues, concerns, and/or opportunities for improvement.
Seller plans to conduct tests and/or operational evolutions using AC100 centrifuges at the K-1600 facility that provides sufficient data, including operational and inspection information from a testing period of not less than 120 days, to determine the validity of the proposed solutions. The results of such testing and/or operations shall be documented in the written technical reports.

Subtask 3.2: Modeling
Perform technical modeling of machine and cascade behaviors and performance. Using the modeling capabilities, perform value engineering activities to investigate the potential for cost savings, operational improvements, and improved designs. Continue development of computation fluid dynamics model in conjunction with the Joint Institute of Computational Science.

Subtask 3.3: Machine Reliability and Cost Improvements
Investigate potential design changes that may result in lower machine costs, improved machine reliability, or increased cascade availability. Work will include reporting and analysis of Seller's continued development of the Build-To-Print MDU.

Seller shall complete a Build to Print Motor Drive Unit prototype, conduct bench-scale testing, and issue a technical report that details the test results. Testing shall be conducted to demonstrate that the MDU can be successfully operated through normal (not emergency or off-normal) operational conditions and scenarios.

Subtask 3.4: Molecular Pump
Continue development of the molecular pump, beyond the initial design fabricated and successfully tested in FY15. The molecular pump is expected to improve machine reliability since it is a replacement for a high maintenance item (diffusion pump), reduce fabrication and operating costs, and aid in the solution of the cascade performance issue.

Design, construct and qualify a third verification test stand (VTS) containing necessary components to test and evaluate the performance of the next generation of molecular pump.

Conduct off-gas and on-gas testing in the VTS of the next generation molecular pump, analyze test results to include an analysis of pressure, heat, and flow mechanisms and provide results in the written technical report(s).

These monthly and quarterly reports will cover the data collected for a calendar month and be due, via classified e-mail or paper copy, to Company by noon (prevailing Eastern Time)

of the fifth business day after the end of each calendar month. Quarterly reports will be required following conclusion of the June 2016 and September 2016 reporting periods. Monthly reports shall not be required for those months when quarterly reports are due. The Company will provide feedback and comments on the proposed accomplishments for the next quarterly and monthly reports, and Seller shall seek to incorporate such comments into its planned activities under this Task.

Company reserves the right to observe and inspect all services performed by Seller under the Statement of Work, including the generation and collection activities at Seller's Oak Ridge facilities. Company will coordinate such site visits in advance with Seller.

Section F - Performance Period and Payment Information

F.1. Performance Period. The performance period of this subcontract shall begin on date of execution and end on 09/30/2016.

F.2. Payment Terms Net 15 days - Milestone 1; Net 30 days - Milestones 2-8.

F.3. Electronic Funds Transfer (EFT). Electronic Funds Transfer (EFT) expedites payments to subcontractors and is our preferred method of payment. A remittance notification (email or fax) is automatically generated to you at the time of payment. To sign up for EFT, revise your banking information, or contact us to verify your current payment information, visit http://www.ornl.gov/adm/contracts/eft.shtml.

F.4. Vendor Account Status System. For detailed payment information or inquiries concerning invoices and payments visit the UT-Battelle, LLC Accounts Payable Vendor Status System (VASS) at http://www.ornl.gov/adm/ap/ or email your questions to ornlap@ornl.gov.

Invoicing:
The Seller shall submit a proper invoice for payment in accordance with the negotiated terms to the address shown in the block titled "Send Invoices To" on the first page of this document. Each invoice shall reflect milestones or services complete and billable under the Agreement and the cumulative amount of all invoices to date. All payments will be made in U.S. Dollars.

Milestone Payment Schedule:

Milestone # — Description — Amount

1 Baseline Report for October 2015 through February 29, 2016 data: due tenth business day after execution of agreement
-Task 1 Baseline Report (Milestone #1) $13,453,810

2 Summary Report for March 2016 data: due fifth business day of April 2016
-Task 2 Pathfinder Centrifuges $1,778,002
-Task 3 Centrifuge Design R&D $912,760

Total for Milestone #2 $2,690,762

3 Summary Report for April 2016 data: due fifth business day of May 2016
-Task 2 Pathfinder Centrifuges $1,778,002
-Task 3 Centrifuge Design R&D $912,760

Total for Milestone #3 $2,690,762

4 Summary Report for May 2016 data: due fifth business day of June 2016
-Task 2 Pathfinder Centrifuges $1,778,002
-Task 3 Centrifuge Design R&D $912,760

Total for Milestone #4 $2,690,762

5 Comprehensive Report for April 2016 through June 2016 data: due fifth business day of July 2016

-Task 2 Pathfinder Centrifuges $1,778,002
-Task 3 Centrifuge Design R&D $912,760

Total for Milestone #5 $2,690,762

6 Summary Report for July 2016 data: due fifth business day of August 2016

-Task 2 Pathfinder Centrifuges $1,778,002
-Task 3 Centrifuge Design R&D $912,760

Total for Milestone #6 $2,690,762

7 Summary Report for August 2016 data: due fifth business day of September 2016

-Task 2 Pathfinder Centrifuges $1,778,002
-Task 3 Centrifuge Design R&D $912,760

Total for Milestone #7 $2,690,762

8 Comprehensive Report for July 2016 through September 2016 data: due fifth business day of October 2016

-Task 2 Pathfinder Centrifuges $1,778,002
-Task 3 Centrifuge Design R&D $912,758

Total for Milestone #8 $2,690,760

Total of all payments: **$32,289,142**

Section G - General Provisions

NOTE: Standard government forms (SF) mentioned herein are available at http://www.gsa.gov/forms. Other forms, clauses, articles, and documents are available at our web site, http://www.ornl.gov/adm/contracts/documents.shtml.

Any Representations and Certifications submitted by the Seller that resulted in this document are incorporated by reference.

All articles and documents incorporated by reference, including those made a part of General Provisions, apply as if they were set forth in their entirety.

General Terms and Conditions - Fixed Price (FP July 21, 2015)

DO NOT INCLUDE SALES OR USE TAXES
See Blanket Certificate of Resale at http://www.ornl.gov/adm/contracts/documents.shtml.

Section H - Special Provisions

NOTE: Standard government forms (SF) mentioned herein are available at http://www.gsa.gov/forms. Other forms, clauses, articles, and documents are available at our web site, http://www.ornl.gov/adm/contracts/documents.shtml.

All articles and documents incorporated by reference, including those made a part of Special Provisions, apply as if they were set forth in their entirety.

Exhibit 4, Authorization and Consent (Dec 2005)
Exhibit 9, Technical Data (Jun 2011)

Exhibit 11, Limited Rights Notice (Sep 2010)

Exhibit 12, Restricted Rights Notice (Sep 2010)

Exhibit 1B, Patent Rights-Acquisition By The Government (Feb 2009)

Protection of Personally Identifiable Information (PII) (Oct 2010)

Milestone Payment Clause (May 2010)
(The stipulated performance milestones in Milestone Payment Clause shall be the baseline, monthly, and quarterly technical reports as required in the Scope of Work.)

Cost Accounting Standards--Clauses (Sep 2012), Parts I & V

Liability with Respect to Cost Accounting Standards

(a) Notwithstanding the provisions of the Cost Accounting Standards - Clauses, or any other provision of this Agreement, the Seller shall be liable to the Government for increased costs or interest resulting from failure of the Seller or a lower-tier subcontractor to comply with an applicable Cost Accounting Standard or to follow any cost accounting practice consistently.

Service Contract Act of 1965, as Amended (Jan 2006)
FAR 52.222.17 Nondisplacement of Qualified Workers (May 2014)
FAR 52.222-55 Minimum Wages Under Executive Order 13658 (Dec 2014)

Wage Determinations
Service Contract Act Wage Determinations No. 2015-2493 (Rev. 1) dated January 13, 2016, and No. 2015-4643 (Rev. 1) dated January 13, 2016, are made a part of this subcontract.

Insurance - Form 2 (Sep 2012)
(Insurance Form 2 replaces Insurance Form 1)

Fair Labor Standards Act and Service Contract Act- Price Adjustment (Multiple Year and Option Contracts) (Sept 2009)

Information Technology Special Provision (Mar 2011)

Information Ranking - High Controls

Prior to commencement of work under this Agreement, the Seller must (1) submit a copy of its Authority to Operate (ATO) at the classification level and category required for this Agreement and the "Information System Certification Form for High Controls" and (2) obtain approval from ORNL Cyber Security through the Company's Technical Project Officer. The form is available under the title Special Articles and Forms at http://www.ornl.gov/adm/contracts/documents.shtml.

IP Clause
The Seller agrees that for purposes of this Agreement, Exhibit 9, Technical Data (JUN 2011), Exhibit 11 Limited Rights Notice (SEP 2010), Restricted Rights Notice (SEP 2010) and Exhibit 1B Patent Rights - Acquisition by the Government (FEB 2009) shall cover the activities performed in developing the data delivered under Milestone #1: Baseline Report for October 2015 through February 29, 2016 data and Milestone #2: Summary Report for March 2016 data, to the same extent as if this Agreement was in force during the period from October 1, 2015 through the execution date of this Agreement. The Company reserves the right to review and inspect the underlying raw data and research and development results, and to interview Seller staff members with knowledge of the activities covered by the Specifications/Statement of Work of this Agreement during the period of October 1, 2015 through the execution date to verify compliance with this clause. Company will coordinate any such review, inspections and interviews with Seller.

Technical Direction
The clause, Technical Direction (Jan 2006), is incorporated by reference and amended as follows: "Performance under this subcontract is subject to the technical direction of the Company's Technical Project Officer (TPO):"

TPO Name..........: William (Bill) Strunk
TPO Telephone #...: (865) 574-8121
TPO Email Address.: strunkwd@ornl.gov

Limitation of Company's Obligation

(a) Of the total price of this Agreement, $16,144,572 is currently allotted and available for payment. It is anticipated that from time to time additional funds will be allotted until the total price of the Agreement is allotted.

(b) The Seller agrees to perform work on the Agreement up to, and is not obligated to continue performance beyond, the point at which, in event of termination of this Agreement pursuant to the clause entitled Termination for Convenience, the total amount payable by the Company (including amounts payable for lower-tier subcontracts and settlement costs), would in the exercise of reasonable judgment by the Seller approximate the total amount at the time allotted to Agreement. Company is not obligated to pay or reimburse the Seller more than the amount allotted under the Agreement at the time of termination regardless of anything to the contrary in the Termination for Convenience clause and regardless of the availability of funds.

(c)(1) Funds currently allotted are expected to cover the work to be performed until **March 31, 2016.**

(2) If the Seller considers the funds allotted to be inadequate to cover the work until that date, or an agreed date substituted for it, the Seller must notify the Company in writing when, within the next thirty (30) days, the work will reach a point at which, if the Agreement is terminated for convenience, the total amount payable by the Company (including amounts payable for lower-tier subcontracts and settlement costs), will approximate 85 percent of the amount then allotted.

(3) The notice shall state the expected date when the point in (c)(2) will be reached and the estimated amount of additional funds required to continue performance to the date in (c)(1) or an agreed substituted date.

(4) Thirty (30) days before the date in (c)(1) or an agreed substituted date, the Seller must advise the Company in writing of the estimated additional funds required for performance for a further period as may be specified in the Agreement or otherwise agreed to by the parties.

(5) If after the notification in (c)(4), additional funds are not allotted by the date in (c)(1) or by an agreed substituted date, the Company will, upon written request of the Seller, terminate this Agreement on that date or the date set forth in the request, whichever is later, pursuant to the Termination for Convenience clause.

(d) When additional funds are allotted for continued performance, the parties shall agree on the period of performance covered by the funds. Paragraphs (b) and (c) above shall apply to the additional allotted funds and the substituted date pertaining to them, and the Agreement shall be modified accordingly.

(e) If the Seller incurs additional costs or is delayed in performance solely because the Company failed to allot sufficient additional funds, and if additional funds are allotted, an equitable adjustment shall be made in price (including target, billing, and ceiling prices and hourly rates where applicable) or in the time for delivery, or both.

(f) The Company may at any time before termination (and, after notice of termination, with the consent of the Seller), allot additional funds for this Agreement.

(g) Nothing in this clause affects the rights of the Company to terminate this Agreement in whole or in part under the Termination for Default and Termination for Convenience clauses.

(h) Funds are allocated for performance of specific tasks and may not be used for other purposes or for performance of other tasks under this Agreement.

SECTION H. EXCEPTIONS/DELETIONS/ADDITIONS/CLARIFICATIONS:

General:
Prior Government Agreements - Nothing herein shall be construed as altering any agreements between Seller and the Government including but not limited to Agreement Between U.S. Department of Energy and USEC Inc. dated June 17, 2002 as amended; Nonexclusive Patent License granted by U.S. Department of Energy to USEC Inc. dated December 7, 2006; Cooperative Agreement dated June 12, 2012 between DOE and USEC Inc. and American Centrifuge Demonstration, LLC ("ACD") Contract No.DE-NE-0000530; Contract dated June 12, 2012 between DOE and ACD Contract No. DE-NE-0000488; Lease Agreement Between the DOE and United States Enrichment Corporation for the Gas Centrifuge Enrichment Plant (GCEP Lease) dated as of December 7, 2006; CRADA No. 00-0579 between UT-Battelle, LLC, and USEC Inc., dated June 28, 2002, as amended; and Lease Agreement between DOE and USEC Inc. for Buildings K-1600 and K-101, dated December 20, 2002. The rights and obligations of Seller and the Government with respect to matters under those agreements shall be addressed exclusively by the provisions thereof. All parties recognize that Seller's ability to perform this subcontract is subject to access granted to certain equipment and facilities owned by the U.S. government under one or more of those agreements.

Terms and Conditions - Fixed-Price (July 21, 2015):

(1) Part 2 is not applicable.

(2) Part 3A shall not apply to Seller's activities under this Agreement to the extent Seller's access to classified information or special nuclear material in connection with such activities is subject to regulation by the NRC, or is subject to regulation by DOE under other agreements or authorizations.

(3) Section 1.18 Public Release of Information - It is agreed that nothing shall prevent Seller from making disclosures as required by law, including public disclosures as required by securities laws and Securities and Exchange Commission regulations.

(4) Section 1.6 Warranty, Section 1.19 Government Property, Section 1.15 Hazardous Material Identification and Material Safety Data Sheets, and Section 1.25 Electrical Equipment are deleted and replaced with the following:

"It is agreed that the scope of the work and deliverables under this subcontract are the provision of technical reports required under the Scope of Work. No property, materials, or equipment shall be considered a deliverable under this Subcontract".

(5) The following clause is added:

Confidentiality of Information - Seller
(a) To the extent that the work under this subcontract requires that the Company be given access to information which has been marked or identified as confidential or proprietary, sensitive, technical, or financial belonging to the Seller or other companies, (hereinafter

referred to as "protected information"), the Company shall after receipt thereof, treat protected information as marked or identified from unauthorized use and disclosure. The Company agrees not to appropriate protected information to its own use or to disclose protected such information to third parties unless specifically authorized by the Seller in writing. The foregoing obligations, however, shall not apply to information which:

(1) at the time of receipt by the Company, is in the public domain;

(2) after receipt thereof by the Company is published or otherwise becomes part of the public domain through no fault of the Company;

(3) the Company can demonstrate was in its possession at the time of receipt thereof and was not acquired directly or indirectly from the Seller;

(4) the Company can demonstrate was received by it from a third party that did not require the Company to hold it in confidence; or

(5) must be disclosed under operation of law or regulation.

(b) The Company agrees to allow access only to those employees that need the protected information to perform services under this subcontract and agrees that the protected information will be used solely for the purpose of performing services under this subcontract. The Company shall ensure that its employees will not discuss, divulge or disclose any protected information to any person or entity except those persons within the Company's organization directly concerned with the performance of the subcontract. Notwithstanding the foregoing, Company may provide employees of DOE access to protected information in accordance with Company's prime contract with DOE for the management and operation of the Oak Ridge National Laboratory. DOE employees are obligated by 18 USC 1905 to protect protected information from unauthorized disclosure.

(c) The Company shall administer a monitoring process to ensure compliance with the provisions of this clause, promptly report any breaches to the Seller's technical representative, and implement immediate, appropriate corrective actions to contain and prevent recurrence.

(d) The Seller may terminate this subcontract for default if Company or an employee of the Company fails to comply with the provisions of this clause. The Seller may also exercise any other rights and remedies provided by law or this subcontract, including criminal and civil penalties.

Section I - List of Attachments

Attachment A - Wage Determinations No. 2015-2493 (Rev. 1) dated January 13, 2016, and No. 2015-4643 (Rev. 1) dated January 13, 2016.